Exhibit 99.1

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News Release

Silvernail Elected International Paper

Chief Executive Officer

Sutton to continue as Chairman of the Board

MEMPHIS, Tenn. – March 19, 2024 – International Paper (NYSE: IP) today announced that its board of directors has elected Andrew Silvernail as Chief Executive Officer (CEO), following an extensive evaluation process. Effective May 1, 2024, Silvernail will succeed Mark Sutton, who previously announced the final phase of the CEO succession process. Sutton will continue in his role as Chairman of the International Paper Board of Directors to ensure a smooth and successful transition.

Silvernail has two decades of experience leading global companies in the manufacturing and technology sectors. He joins IP from KKR & Co., Inc., a global investment firm, where he served as an executive advisor. Silvernail served as the Chairman and CEO of Madison Industries, one of the world’s largest privately held companies. Prior to that, Silvernail served as Chairman and CEO of IDEX Corporation from 2011 to 2020. Employee engagement reached best-in-class performance and total shareholder return grew by more than 500% during his tenure at IDEX. Silvernail previously held executive positions at Rexnord Industries, Newell Rubbermaid and Danaher Corporation. He currently serves on the Board of Directors of Stryker Corporation.

International Paper Lead Director Chris Connor said, “Andy is an experienced CEO with an extensive track record for creating value. His strategic agility, core values and drive for results align with and will enhance IP’s outstanding leadership team. We are confident that he is the right person to build on the success achieved under Mark Sutton’s leadership.”

“On behalf of the Board, I want to thank Mark for his outstanding contributions to IP over the past decade. He successfully led the company through the pandemic and a period of significant economic challenges, and the company achieved record-level market capitalization during his tenure. Mark’s legacy is a safer, more focused and financially strong company with an incredible culture and a bright future,” said Connor.

Mark Sutton, current International Paper CEO and Chairman of the Board, said, “The Board’s succession process was comprehensive, and I’m confident that Andy’s experience paired with the industry expertise of our senior leadership team will amplify the company’s success going forward. It’s been a privilege to work with the IP team for the past 40 years and to lead the company for the past decade – I am incredibly proud to be IP.”

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Andy Silvernail, CEO-Elect of International Paper, said, “I’m honored and proud to be a part of International Paper, a strong and resilient company and a force for good in communities around the world. Many things impressed me about IP, from the customers who rely on its essential products to the core values that drive its culture and its extraordinary sustainability platform. Thanks to Mark’s leadership, the company is well-positioned for growth, and I’m excited to be a part of what’s next for IP.

“I want to thank the Board for their confidence in me. I look forward to working closely with the Board, Mark and our more than 39,000 employees worldwide as we continue to fulfill our vision of being among the most successful, sustainable and responsible companies in the world.”

About International Paper

International Paper (NYSE: IP) is a global producer of sustainable packaging, pulp and other fiber-based products, and one of the world’s largest recyclers. Headquartered in Memphis, Tenn., we employ approximately 39,000 colleagues globally who are committed to creating what’s next. We serve customers worldwide, with manufacturing operations in North America, Latin America, North Africa and Europe. Net sales for 2023 were $18.9 billion. Additional information can be found by visiting internationalpaper.com.

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Contacts:

•	Media: Amy Simpson, 901-419-4964

•	Investors: Mark Nellessen; 901-419-1731; Michele Vargas, 901-419-7287